Exhibit 10.1
TRICO INCENTIVE BONUS PLAN
2009
This Trico Marine Services, Inc. Annual Incentive Plan (the “Plan”) is adopted by Trico Marine Services, Inc., a Delaware corporation (the “Company”). The terms of the Plan have been approved by the Company’s Board of Directors and are as follows:
I. Purpose
The Plan is designed to increase shareholder value through effective use of performance-based bonus awards. The Plan is intended to advance the best interests of the Company and its subsidiaries by providing key employees with additional incentives through the grant of cash awards based on the performance of the Company, the business segment and the employee, thereby increasing the personal stake of such employees in the continued success and growth of the Company and encouraging them to remain in the employ of the Company.
II. Term
The effective date of this Plan is January 1, 2006. The Plan will remain in effect for successive fiscal years beginning on January 1, 2006 (each, a “Plan Year”).
III. Eligibility
The participants in this Plan shall be those employees of the Company who have been selected by the CEO, and are approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Notwithstanding the foregoing, eligible employees must have been full-time employees with the Company or any of its subsidiaries for at least three months of the Plan Year and remain employed on a full-time basis through the bonus payment date for such Plan Year. Directors who are not employees of the Company shall not be eligible to participate in the Plan.
IV. Change in Eligibility Status
In making decisions regarding employees’ participation in the Plan, the CEO may consider any factors that he or she may consider relevant. The following guidelines are provided as general information regarding employee status changes upon the occurrence of the events described below, provided that recommendation to include an employee in the Plan originates from the CEO:
(a)	New hire, Transfer, Promotion. A newly hired, transferred or promoted employee selected and approved as a Participant in the Plan after March 1 of the Plan Year may participate in the Plan on a pro rata basis as of the date the Participant was approved into the Plan. A newly hired, transferred or promoted employee selected and approved as a Participant in the Plan prior to March 1 of the Plan Year may participate based on a full Plan Year.
(b)	Demotion. An Incentive Award will generally not be made to an employee who has been demoted during the Plan Year because of performance.

(c)	Termination. An Incentive Award will generally not be made to any Participant whose services are terminated prior to the payment of the Incentive Award for reasons of misconduct, failure to perform or other cause.
(d)	Resignation. An Incentive Award will generally not be made to any Participant who resigns for any reason, including retirement, before the Incentive Award is made. However, if the Participant has voluntarily terminated his or her employment with the Company’s consent, the Participant may be considered for a full year or pro rata Incentive Award, provided the Participant otherwise qualifies for the Incentive Award.
(e)	Death and Disability. A Participant whose status as an active employee is changed prior to the payment of the Incentive Award for any reason other than the reasons cited above may be considered for a pro rata Incentive Award, provided the Participant otherwise qualifies for the Incentive Award. In the event that an Incentive Award is made on behalf of an employee who has terminated employment by reason of death, any such payments or other amounts due will generally be paid to the Participant’s estate.
The above guidelines are subject to the terms of any applicable employment, severance or similar agreements. Nothing in the Plan shall confer any right to any employee to continue in the employ of the Company.
V. Performance-Based Bonus Awards
Subject to the following provisions, the CEO will determine, and recommend for approval by the Compensation Committee, a Performance-Based Bonus Award (the “Award”) for selected employees. Each grant of an Award shall specify the amount and nature of the Award to be received by the employee subject to satisfaction of specified “Incentive Opportunities” within a specified “Performance Period.”
(a) Performance Period. The Performance Period with respect to each Award shall be the period of time within which the Incentive Opportunities relating to the Award are to be achieved. Unless otherwise specified, the Performance Period shall be the then-current Plan Year relating to the granting of the Award.
(b) Incentive Opportunities. The CEO will determine, and recommend for approval by the Compensation Committee, Incentive Opportunities for each Participant. The Incentive Opportunities will be defined as Incentive Opportunity Zones that represent a range of threshold, target and maximum performance outcomes for which incremental proportional increases in performance will result in incremental proportional increases in the Award. Each Incentive Opportunity Zone will include threshold, target and maximum incentive opportunities. The Participant’s target incentive opportunity will be based on the Participant’s role and responsibilities, and will be expressed as a percentage of the Participant’s base salary. The Participant’s threshold and maximum incentive opportunities will be expressed as a Payout Multiple of the target incentive opportunity and will also be based on the Participant’s role and responsibilities. The tables set forth on Exhibit A outline the target Payout Multiples for certain Participant categories.
The target incentive opportunity as a multiple of base salary, and the resulting threshold and maximum opportunities will be determined and approved in writing and kept on file for each Participant.

(c) Performance Goals. Each Participant shall have specific performance goals (the “Performance Goals”) determined for his or her position for the Plan Year. These Performance Goals will be based on certain financial and non-financial performance measures that support the approved business plan of the Company, and should identify how the Participant will support the achievement of such goals.
Several performance categories will be used for each Participant:
1.	Financial Performance — There will be one or more performance measures with equal or different weights that may be used within this category, including without limitation any one or more of the performance criteria described below:
•	Corporate EBITDA versus Plan;
•	Division and Region EBITDA versus Plan expenses and the General and Administrative Costs.
The Performance Goals for these financial measures will generally be based on the Company’s financial plan for the relevant Plan Year as approved by the Board of Directors.
2.	Individual Performance — The Individual Performance Goals will generally be based on those established using the Company’s annual performance appraisal program and review of the general performance of the individual by the employee’s supervisor. While the interpretation of how well the Individual Performance Goals are met will be more subjective than for financial measures, the following descriptions will be used to interpret individual performance and are based on the measures as defined by the performance appraisal process:
•	Exceptional Performance — Performance and competency demonstration were at an extraordinary level.
•	Strong Performance — Performance and competency demonstration were above expectations.
•	Fully Met Performance Expectation — Performance and competency demonstration fully met expectation.
•	Acceptable Performance — Performance and competency demonstration met most expectations but development or improvement is necessary in some areas.
•	Performance Requires Improvements — Performance and competency demonstration were below expectations.
3.	Safety — Refer to Exhibit C for a detailed explanation of the components of this measure.
4.	Vessel reliability, overall vessel costs and delivery of newbuild and refurbished vessels — The measures will be defined by processes and practices to eliminate any unplanned events by reducing down time that results in lost revenue, maintaining the schedule of delivery of owned and time chartered vessels and planned classification costs.

The target mix and weighting of the Performance Goals for each Participant will vary depending on the Participant’s role and responsibilities, as set forth on Exhibit B.
For the financial performance measures, threshold, target and maximum Performance Goals will be established and aligned within the Participant’s applicable Incentive Opportunity Zone as defined above. Straight line (“proportional”) interpolation shall be used to determine the actual performance of each financial measure. The threshold, target and maximum Performance Goals for these financial measures, based on the Company’s plan for 2008 are set forth on Exhibit C.
(d) Minimum Performance Requirements. For 2009, the minimum performance requirement in order to receive an Award in accordance with the Plan is as follows:
1.	Individual Performance at “Fully Met Performance Expectation” or better.
(e) Distributions. To the extent it has been earned, an Award shall be distributed in cash, and shall be paid in lump sum to the employee following approval by the Board of Directors of the Company’s Plan Year financial statements. The payment of such Award shall not be assigned, transferred, mortgaged or otherwise disposed of prior to actual receipt, and any such attempt shall be null and void.
VI. Administration of the Plan
This Plan shall be administered by the Compensation Committee with oversight by the Board of Directors. The Compensation Committee shall have the authority to interpret the provisions of this Plan and make final decisions with respect to the entitlement of any employee to an Award. The Committee shall also have the authority to review and approve any proposed amendments to the Plan throughout the Plan Year. The Committee retains the right to discontinue or amend this Plan at any time. The Committee may use discretion to adjust the Award levels to account for events that impact the ability to meet the Incentive Opportunities described in Section V. The CEO will be responsible for the interpretation and the day-to-day management of the Plan. The CEO shall also make recommendations to the Committee for review and approval.
Nothing in this Plan is to be considered a guarantee of an Award. Any decisions by the Compensation Committee, on behalf of the Board of Directors, are final and binding on all parties.

VII. Exemption from Liability; Indemnification
The members of the Compensation Committee and the persons acting on behalf of the Compensation Committee shall be free from liability for their acts, omissions, and conduct in the administration of the Plan, except for those acts, omissions and conduct resulting from willful misconduct or lack of good faith.
The Company shall indemnify each member of the Compensation Committee, the persons acting on behalf of the Compensation Committee and any other employee, officer or director of the Company against any claims, loss, damage, expense and liability, by insurance or otherwise, reasonably incurred by the individual in connection with any action or failure to act by reason of performance of an authorized duty or responsibility for or on behalf of the Company pursuant to the Plan unless the same is judicially determined to be the result of the individual’s gross negligence or willful misconduct. The foregoing right shall be in addition to any other rights to which such person may be entitled to as a matter of law.
VIII. Additional Provisions
(a) Amendments. The Board of Directors may, in its sole discretion, discontinue the Plan at any time, or amend it from time to time. The Compensation Committee shall have the authority to amend any grant to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; however, after the end of any plan year, no award that has been earned and not paid may be revoked.
(b) No Guaranty of Employment. The grant of an Award under the Plan shall not constitute an assurance of continued employment during the Performance Period.
(c) Withholding. Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability.
(d) Governing Law. This Plan shall be governed and construed under the laws of the State of Texas.

Exhibit A
Target Payout Multiples
The following tables set forth the target Payout Multiples for certain Participant categories (where “X” equals the target incentive opportunity as a percentage of base salary):
•	Chief Executive Officer — responsible for overall financial performance of the Company:

Threshold Multiple of Target	Target	Maximum Multiple of Target
.50X	1.00X	2.00X
•	Chief Financial and Administrative Officers — includes executives with direct profit and loss or overall financial responsibilities for the Company at the corporate level:

Threshold Multiple of Target	Target	Maximum Multiple of Target
0.25X	.60X	1.20X
•	Other Named Executive Officers — includes executives with direct profit and loss or overall financial responsibilities for the Company at the corporate level:

Threshold Multiple of Target	Target	Maximum Multiple of Target
0.25X	.50X	.100X
•	Other Senior Management — includes senior corporate managers, profit center managers and others with direct profit and loss or overall financial responsibilities for the Company:

Threshold Multiple of Target	Target	Maximum Multiple of Target
0.20X	.40X	.80X
•	Other Management — includes management level employees with direct or indirect profit and loss at the divisional or regional level:

Threshold Multiple of Target	Target	Maximum Multiple of Target
0.15X	.30X	.60X
•	Key Employees — includes employees with management responsibilities and indirect profit and loss responsibilities:

Threshold Multiple of Target	Target	Maximum Multiple of Target
0.10X	.20X	.40X

Exhibit B
Target Mix and Weighting of Performance Goals
Target mix and weighting of the Performance Goals for certain Plan Participants:

	Corporate	Division	Region	New
	EBITDA	EBITDA	EBITDA	Vessel	Vessel
Group	Vs. Plan	vs. Plan	Vs. Plan	Delivery	Reliability	Safety	Individual	Total
Senior Corporate Management	70%					10%	20%	100%
Profit Center Managers	35%	35%				10%	20%	100%
Country Managers	15%	25%	25%			15%	20%	100%
Corporate Support	50%					10%	40%	100%
Technical Services	20%			30%	30%	10%	10%	100%

Exhibit C
Target Performance Goals
The following are threshold, target and maximum Performance Goals for financial measures to be utilized in connection with the Plan:

Performance Goals
	Threshold	Target (Budget)	Maximum
Performance Measure	Rate	Rate	Rate
Safety — ESQS (1)
• Environment	Increase in number of incidents from prior year by 20%	Same number of incidents as in prior year	Reduction by 20% of incidents from prior year
• Safety (TRIR)	10% increase from Target TRIR	Target TRIR	10% reduction from Target TRIR
• Safety (Operations)	Increase in number of incidents from prior year by 20%	Same number of incidents as in prior year	Reduction by 20% of incidents from prior year
• Quality	N/A	No major non-conformities	N/A
• Security	N/A	No recordable security incidents	N/A

(1)	Safety bonus would be forfeited in the event of a vessel related accidental death.

	Threshold		Target (Budget)		Maximum
		% of	$	% of	$	% of
Performance Measure	$ (millions)	Target	(millions)	Target	(millions)	Target
Corporate EBITDA	Threshold of Plan Target	75%	Plan Target	100%	Maximum of Plan Target	125%

	Threshold		Target (Budget)		Maximum
		% of	$	% of	$	% of
Performance Measure	$ (millions)	Target	(millions)	Target	(millions)	Target
Division EBITDA — CTC	Threshold of Plan Target	75%	Plan Target	100%	Maximum of Plan Target	125%
Division EBITDA — DeepOcean	Threshold of Plan Target	75%	Plan Target	100%	Maximum of Plan Target	125%

	Threshold		Target (Budget)		Maximum
		% of	$	% of	$	% of
Performance Measure	$ (millions)	Target	(millions)	Target	(millions)	Target
T&S Region EBITDA — North Sea	Threshold of Plan Target	75%	Plan Target	100%	Maximum of Plan Target	125%
T&S Region EBITDA — US GoM	Threshold of Plan Target	75%	Plan Target	100%	Maximum of Plan Target	125%
T&S Region EBITDA — Mexico	Threshold of Plan Target	75%	Plan Target	100%	Maximum of Plan Target	125%
T&S Region EBITDA — Brazil	Threshold of Plan Target	75%	Plan Target	100%	Maximum of Plan Target	125%
T&S Region EBITDA — W Africa	Threshold of Plan Target	75%	Plan Target	100%	Maximum of Plan Target	125%
T&S Region EBITDA — SE Asia	Threshold of Plan Target	75%	Plan Target	100%	Maximum of Plan Target	125%

	Threshold		Target (Budget)		Maximum
		% of		% of		% of
Performance Measure	Measure	Target	Measure	Target	Measure	Target
Vessel Reliability	Reduce down time by 10%	75%	Reduce down time by 20%	100%	Reduce down time by 30%	125%

	Threshold		Target (Budget)		Maximum
		% of		% of		% of
Performance Measure	Measure	Target	Measure	Target	Measure	Target
Vessel Delivery	N/A	75%	Target vessel deliveries for 2009 per Plan	100%	Vessels delivered 15 days prior to projected delivery dates	125%